Exhibit (d)(1)(b)

TRANSPARENT VALUE TRUST

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT (this “Amendment”) is made as of May 19, 2014 by and between Guggenheim Partners Investment Management, LLC (“GPIM”) and Transparent Value Trust (the “Trust”).

WHEREAS, GPIM and the Trust have entered into an Investment Advisory Agreement (as amended, the “Agreement”) dated March 15, 2010;

WHEREAS, the Board of Trustees of the Trust approved on January 22, 2014, one (1) new series under the Trust; and

WHEREAS, in light of the foregoing, GPIM and the Trust wish to modify the provisions of the Agreement to reflect revised Schedule A.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A will be replaced in its entirety with the attached Schedule A.

2.	Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each the parties hereto as of the date of this Amendment first set forth above.

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

By:	/s/ William R. Hagner
Name: William R. Hagner
Title: Senior Managing Director

TRANSPARENT VALUE TRUST

By:	/s/ Armen Arus
Name: Armen Arus
Title: President

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

Dated May 19, 2014 between

TRANSPARENT VALUE TRUST

and

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:

Fund	Rate

Transparent Value Large-Cap Aggressive Fund	0.95%

Transparent Value Large-Cap Defensive Fund	0.95%

Transparent Value Large-Cap Market Fund	0.95%

Transparent Value Large-Cap Growth Fund	0.95%

Transparent Value Large-Cap Value Fund	0.95%

Transparent Value Large-Cap Core Fund	0.95%

Transparent Value Dividend Fund	0.95%

Transparent Value Directional Allocation Fund	0.95%

Transparent Value Small Cap Fund	1.15%

Transparent Value Directional Allocation VI Portfolio	0.95%

Transparent Value SMID-Cap Directional Allocation Fund	1.15%